Exhibit 99.1

COWEN GROUP ANNOUNCES ORGANIZATION CHANGES TO

ALTERNATIVE INVESTMENT MANAGEMENT BUSINESS

NEW YORK, NY, February 8, 2010 — Cowen Group, Inc. (“Cowen”) (NASDAQ: COWN) today announced plans to streamline its Alternative Investment Management business through the integration of the senior management and certain aspects of the infrastructure of Ramius’ Hedge Fund and Fund of Funds businesses.  The Company noted that while some business infrastructure will be integrated, Ramius will continue to maintain a strict division between the respective investment and research teams in Fund of Funds and Hedge Fund areas and the core support functions that necessarily require a separation between the businesses.  In addition, the Real Estate and Cowen Healthcare Royalty Partners businesses within the Asset Management business will remain unaffected by these developments.

These organizational developments will facilitate efficiencies within the Ramius Alternative Investment Management business to better serve the needs of clients and position the business for future growth.  Effective immediately, Thomas W. Strauss will be the President and CEO of this integrated unit and Morgan Stark will be the Chairman and Head of Macro Strategies.  Mr. Strauss will be responsible for the daily running of the business and will report to Peter Cohen, the Chairman and CEO of Cowen Group, Inc, as will Mr. Stark.

“Unifying the senior management and certain aspects of the back office for these two businesses will allow us to streamline our operations, and integrate and enhance our marketing and client services efforts through improved product coordination.  This business is about clients and opportunity and we will always look at ways to improve our service and ability to deliver a premier suite of products and solutions to both institutional and private investors,” commented Peter Cohen, Cowen Chairman and Chief Executive Officer.

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Contacts

Media:	Media:
Dan Gagnier/Chris Kittredge	Jean Calleja
Sard Verbinnen & Co	646-562-1888
212-687-8080

Investors:
Chris White
646-562-1197